Exhibit 8.2

[LETTERHEAD OF WYRICK ROBBINS YATES & PONTON LLP]

January 19, 2005

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893

Merger of Standard Commercial Corporation

Into DIMON, Incorporated

Certain Federal Income Tax Consequences

Ladies and Gentlemen:

We have been asked, as counsel to Standard Commercial Corporation, a North Carolina corporation (the “Company”), to render this opinion in connection with the proposed merger (the “Merger”) of the Company with and into DIMON Incorporated, a Virginia corporation (“DIMON”), pursuant to the Agreement and Plan of Reorganization between DIMON and the Company dated as of November 7, 2004 (the “Agreement”). Any capitalized term used but not otherwise defined in this letter has the meaning given that term in the Agreement.

Facts

The only class of the Company’s stock outstanding is Company Common Stock. At the effective time of the Merger, the Company will merge with and into DIMON. As a result of the Merger, the separate existence of the Company will cease, and DIMON will be the surviving corporation. In the Merger, each issued and outstanding share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (other than any shares held by DIMON or the Company, which will be automatically cancelled) is automatically to be converted into three (3) shares of DIMON’s common stock, except that cash will paid to holders of Company Common Stock in lieu of the issuance of any fractional shares of DIMON common stock. If the Merger occurs while the DIMON Rights Plan is in effect (either under its current term or by extension of that term), each share of DIMON common stock issued in the Merger will also represent one stock purchase right issued pursuant to the DIMON Rights Plan. Future references herein to “DIMON Common Stock” refer to both the common stock and any such rights. The Company’s shareholders are not entitled to exercise dissenter’s rights with respect to the Merger.

Standard Commercial Corporation

January 19, 2005

Assumptions

You have requested our opinion concerning certain United States federal income tax consequences of the Merger. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing final and temporary Treasury Regulations promulgated thereunder, and the existing pertinent judicial authorities and interpretative rulings of the United States Internal Revenue Service (the “IRS”) or the Department of Treasury regarding federal income tax laws (collectively, the “Tax Laws”), all of which are subject to change. The following opinion is not binding on the IRS, and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling from the IRS has been or will be requested or obtained on any tax matters relating to the Merger.

In giving this opinion, we have reviewed the Agreement, the Registration Statement on Form S-4 under the Securities Act of 1933 relating to the Merger (the “S-4”), and such other documents as we have considered necessary. With your permission, we have relied, as to matters of fact, solely upon the assumptions contained herein. In rendering this opinion, we have assumed, with your consent, and without any independent investigation or review thereof, the following:

1. The fair market value of the DIMON Common Stock received by a Company shareholder in exchange for Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

2. None of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any shares of Company Common Stock; none of the shares of DIMON Common Stock received by any shareholder-employee in the Merger will be separate consideration for, or allocable to, any employment or consulting agreement or any covenant not to compete; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

3. No share of Company Common Stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by the Company or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of the Company in anticipation of the Merger, and the Company has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

4. Neither DIMON nor any subsidiary of DIMON (a) owns or has owned during the past five years any shares of Company Common Stock or (b) has acquired or will acquire directly or indirectly (including, without limitation, through a partnership) any shares of Company Common Stock in anticipation of the Merger.

Standard Commercial Corporation

January 19, 2005

5. Neither DIMON nor any subsidiary of DIMON (a) has transferred or will transfer cash or other property to the Company or any subsidiary of the Company in anticipation of the Merger or (b) has made or will make any loan to the Company or any subsidiary of the Company in anticipation of the Merger.

6. There is no plan or intention for DIMON or any subsidiary of DIMON to acquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any of the DIMON Common Stock issued in the Merger.

7. To the knowledge of DIMON and the Company, there is no plan or intention for Company shareholders to transfer any of the DIMON Common Stock received in the Merger to DIMON or to persons related to DIMON within the meaning of Treasury Regulation section 1.368-1(e)(3).

8. The liabilities of the Company that will be assumed by DIMON by reason of the Merger, as well as the liabilities, if any, to which the Company assets vesting in DIMON by reason of the Merger are subject, were incurred or will be incurred by the Company in the ordinary course of business and are associated with the assets transferred.

9. There is, and at the Effective Time of the Merger will be, no indebtedness existing between (a) the Company or any subsidiary of the Company, on the one hand, and (b) DIMON or any subsidiary of DIMON, on the other hand, except for indebtedness that both (i) was incurred or issued in the ordinary course of business of the creditor and the debtor, and (ii) was not issued or acquired, and will not be settled, at a discount.

10. At the Effective Time, the adjusted income tax basis as well as the fair market value of the assets of the Company vesting in DIMON by reason of the Merger will exceed the sum of the Company’s liabilities assumed by DIMON plus the amount of liabilities, if any, to which such assets are subject.

11. DIMON and the Company have paid or will pay their respective expenses, if any, incurred in connection with the Merger, except that (a) DIMON and the Company will share equally the expenses incurred in connection with the printing and mailing of the S-4 and related joint proxy statement/prospectus, and (b) DIMON, as successor to the Company after the Merger, will pay any expenses of the Company, not paid before the Merger, that are solely and directly related to the Merger. Neither DIMON nor the Company nor any subsidiary of either of them has paid or will pay expenses, if any, incurred by Company shareholders in connection with the Merger.

12. Following the Merger, DIMON will continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

Standard Commercial Corporation

January 19, 2005

13. DIMON has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions in the ordinary course of business and, possibly, dispositions to eliminate duplicative operations that, in the aggregate, will not exceed fifty percent (50%) of the Company’s historic business assets.

14. For each of DIMON and the Company, less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities. For purposes of the preceding sentence, (a) a corporation’s adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, and (b) a corporation’s adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, and the corporation instead is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary’s stock owned by the corporation) of the assets owned by any such subsidiary.

15. At all times during the five-year period ending on the Effective Time, the fair market value of all of the Company’s United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) the Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Company is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, “controlled corporation” means any corporation at least 50 percent of the fair market value of the stock of which is owned by the Company, in the case of a first-tier subsidiary of the Company, or by a controlled corporation, in the case of a lower-tier subsidiary.

16. Any shares of DIMON Common Stock received in exchange for shares of Company Common Stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

17. No outstanding Company Common Stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Time by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted under a plan that satisfies the requirements under Rule 16b-3 under that Act or (b) granted more than six months before the Effective Time.

Standard Commercial Corporation

January 19, 2005

18. The Company has not filed, and holds no asset subject to, a consent pursuant to former section 341(f) of the Code and regulations thereunder.

19. The Company is not a party to, and holds no asset subject to, a “safe harbor lease” under section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder.

20. Since April 16, 1997, the Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which section 355(a) of the Code applies.

21. There is not, and as of the Effective Time of the Merger there will not be, outstanding any fractional shares of Company Common Stock.

22. DIMON and the Company will treat the Merger as a reorganization within the meaning of section 368(a) of the Code for all income tax purposes.

23. The Merger will qualify as a merger under the laws of the State of North Carolina and the Commonwealth of Virginia.

24. Any shares of stock of DIMON held by the Company before the Merger will not be distributed by the Company to any of its shareholders in connection with the Merger.

25. The Company and DIMON are each participating in the Merger for substantial good and valid business reasons and not principally or primarily for the avoidance of United States federal income tax.

26. Neither the Company nor DIMON is under the jurisdiction of a court in a case under Title 11 of the United States Code (“Bankruptcy”) or subject to any receivership, foreclosure, or similar proceeding in any federal or state court.

Opinion

On the basis of the foregoing, subject to the limitations and qualifications set forth in this letter, and assuming that (i) the Merger will be consummated in the manner described in the Agreement, and (ii) the factual assumptions set forth herein are and will remain true and accurate, we are of the opinion that (under existing law):

A. For United States federal income tax purposes, the Merger will be a “reorganization” within the meaning of section 368(a) of the Code.

B. The material United States federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings “Summary — Merger Generally Tax-Free” and “DIMON Proposal One and Standard Proposal One: The Merger — Material U.S. Federal Income Tax Consequences of the Merger”.

Standard Commercial Corporation

January 19, 2005

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1. We express no opinion as to the laws of any jurisdictions other than the federal income tax laws under the Code.

2. Our opinion is limited to the specific matters described in paragraphs A and B above, and does not address any other federal, state, local or foreign tax matters or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger). Our opinion does not deal with all aspects or details of federal taxation that may be relevant to the Company or its shareholders. Although we believe that the opinion covers the material United States federal income tax consequences of the Merger, it may not address issues that are material to a particular shareholder of Company Common Stock based on his, her or its specific tax situation. In particular, we express no opinion regarding (i) whether and the extent to which any Company shareholder, optionholder or warrantholder who has provided or will provide services to the Company or DIMON will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the DIMON stock or options or warrants received by any such shareholder, optionholder or warrantholder in the Merger; (iii) the potential application of the “golden parachute” provisions (sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56 and 57 of the Code), sections 108, 305, 306, 341, 424, or 1244 of the Code, or the regulations promulgated under such Code provisions; (iv) other than the fact that the Merger will be a reorganization within the meaning of Code section 368 and the related corporate and shareholder level tax consequences of the Merger to the Company or the shareholders of Company Common Stock, the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company, after application of any provision of the Code, the regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of any transaction (other than the Merger) in which DIMON’s stock or a right to acquire DIMON’s stock was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants for Company stock or DIMON stock, or that may be relevant to the Company or DIMON shareholders and/or holders of options or warrants for the Company’s stock or DIMON’s stock that hold their shares or options or warrants as part of a “straddle” or “conversion” transaction or that are dealers in securities, foreign persons, trusts or other entities, or holders of shares acquired upon exercise of stock options or in other compensatory transactions. Certain categories of shareholders or holders of options or warrants of the Company, such as corporate and/or foreign holders, may be subject to special rules not discussed herein.

3. No opinion is expressed as to any transaction other than the Merger described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such

Standard Commercial Corporation

January 19, 2005

Agreement and without waiver or breach of any material provision thereof or if all the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. If any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be materially, adversely affected and may not be relied upon.

4. No opinion is expressed as to any events occurring after the Merger. Also, we caution that our opinion is based on the Tax Laws as they exist on the date hereof. It is possible that subsequent changes in the Tax Laws could be enacted and applied to the Merger, including retroactively, and that such changes could result in a materially different result than the result described in the opinions above. No opinion or assurance is or can be given as to what such new developments will be or what effect such new developments may have. We have no obligation to update our opinion for, or otherwise notify you of, events or changes occurring after the date of this letter.

5. This opinion only represents our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, administrative or other changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

6. We express no opinion regarding compliance with the anti-fraud provisions of applicable laws or regarding any other federal, state, local or foreign laws except for the provisions of federal income tax law herein specified.

7. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We hereby consent, however, to the filing of this opinion as an exhibit to the S-4, and to the reference to us in the S-4 under the headings referenced in opinion paragraph B above and under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP